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                                                                    Exhibit 23.1


INDEPENDENT AUDITOR'S CONSENT



To the Board of Directors
Sel-Leb Marketing, Inc.

We hereby consent to the incorporation by reference in the accompanying Prospectus constituting part of the Registration Statement on Form S-3 of our report dated March 3, 1996, except for the first paragraph of Note 9, as to which the date is March 12, 1996, on the financial statements of Sel-Leb Marketing, Inc. as of December 31, 1995 and for each of the two years in the period ended December 31, 1995 included in the Sel-Leb Marketing, Inc. Annual Report on Form 10-KSB for the year ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts" in such Prospectus.



GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.

New York, New York
March 4, 1997